EXHIBIT 99.1

Hampton Roads Bankshares Reports First Quarter 2009 Earnings

 * Net income of $7.4 million

 * Earnings per common share of $0.20

 * Allowance for loan losses to total loans of 2.00%

NORFOLK, Va., May 4, 2009 (GLOBE NEWSWIRE) -- Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), the financial holding company for Bank of Hampton Roads, Gateway Bank & Trust, and Shore Bank, today announced unaudited financial results for the first quarter of 2009. Net income totaled $7.4 million or $0.20 per diluted common share, compared with $1.5 million, or $0.14 per diluted common share, earned during the first quarter of 2008. The returns on average assets and average common equity were 0.96% and 8.58%, respectively, for the first quarter of 2009, compared to 1.02% and 7.93%, respectively, for the first quarter of 2008.

Acquisition of Shore Financial Corporation and Gateway Financial Holdings

Hampton Roads Bankshares, Inc. acquired Shore Financial Corporation on June 1, 2008, and Gateway Financial Holdings, Inc. on December 31, 2008. Beginning with the first quarter of 2009, the income statement of Hampton Roads Bankshares includes the operating results of Gateway. As a result of last year's acquisitions, the substantial increase in all income statement comparisons to the first quarter of 2008 are primarily due to the inclusion of the operating results of both Shore and Gateway.

Challenging Economic Conditions Generally Affecting Earnings

National economic conditions remain under stress, and the U.S. Government has taken numerous measures to provide liquidity and stability to the financial markets. These conditions have produced a banking environment of low interest rates, tight margins, slow growth, declining credit quality, and lower profitability. "Given the many challenges facing the banking industry, I am very pleased with our Company's earnings for the first quarter of 2009," commented Jack W. Gibson, Vice-Chairman and Chief Executive Officer. "We are committed to continuing our tradition of safety and soundness first and, then, profitability, by generating consistent, positive returns for our shareholders, and our first quarter results are indicative of that commitment. Many of our year-over-year comparisons are obviously impacted by the acquisitions of Shore and Gateway and the total number of common shares outstanding more than doubled in 2008. Thus, to be able to report an increase of 43% in earnings per diluted share over the first quarter of 2008 is very gratifying and validates what we believe are the real opportunities that exist through our long-term business plan."

Balance Sheet

As of March 31, 2009, total assets were $3.09 billion, total loans were $2.61 billion and total deposits were $2.29 billion, all substantial increases from the comparable period of 2008 due largely to the mergers, and more modest increases in assets and loans over the results reported as of December 31, 2008. Gibson stated, "In the current economic environment, asset and loan growth has been intentionally cautious. However, we have made a concerted effort to maintain the availability of credit within our markets and continue to build relationships with our existing customers, especially those new to us from Shore and Gateway, as we believe doing so is part of the foundation for the Company's future."

Earnings Overview

Net interest income totaled $26.1 million for the first quarter of 2009 compared with $5.4 million for the year-earlier first quarter and $8.6 million for the fourth quarter of 2008. The Company's net interest margin was down slightly from the December 31, 2008, reporting period to 3.76%, however, Gibson advises that "While the Company's net interest margin has suffered some compression in the first quarter of 2009, we believe that the margin has stabilized and even grown slightly within the last month. Historically, we have maintained a high net interest margin when compared to our peers and we have set a fairly aggressive target goal in our current business plan with the intention of continuing this legacy."

Noninterest income totaled $6.5 million in the recently completed quarter, and benefitted from the inclusion of Gateway's mortgage loan and insurance operations. During the first quarter of 2009, mortgage loan revenue was $1.6 million and income from insurance services was $1.3 million.

Noninterest expense totaled $19.9 million in the first quarter of 2009, up from $4.1 million in the first quarter of 2008 and $5.7 million in the fourth quarter of 2008. The Company's efficiency ratio was a very respectable 61.07%, an improvement from the first quarter of 2008. "We have realized some expense reductions and other cost savings through the natural efficiencies that come with integrating our 3 banks. I would expect our efficiency ratio to continue to improve as we combine redundant systems and simply get better at operating the business," stated Gibson.

Asset Quality

Nonperforming assets as a percentage of total assets increased to 3.19% at March 31, 2009, from 1.34% at December 31, 2008, due largely to a $53.6 million increase in nonaccrual loans. Of the Company's total nonaccrual loans of $86.5 million at March 31, 2009, $76.3 million were acquired from Gateway and reduced by $11.7 million to their estimated present values as of the December 31, 2008 acquisition date. Excluding these loans, the ratio of allowance for loan losses to nonaccrual loans was 513% at March 31, 2009. Loans 30 to 89 days past due as a percentage of total loans actually declined from 2.62% at December 31, 2008 to 1.54% at March 31, 2009, and annualized net charge-offs to average loans for the quarter was a low 0.03%.

"Asset quality remains a challenge for the banking industry," observed Gibson, "and no financial institution is immune. However, we have dedicated substantial resources solely toward this area of our business and are working with our customers every day to afford them with every possible way to resolve their respective problems and succeed. We have also re-evaluated the loan classification process and taken a more conservative approach in the credit review process resulting in an allowance for loan losses of more than $52.2 million at March 31, 2009, which amount represents 2.00% of total loans."

Capital

Total shareholders' equity increased from $344.8 million at December 31, 2008 to $347.9 million at March 31, 2009. The Company was well-capitalized under regulatory risk-based capital standards as of both dates.

Merger Integration

As noted above, on December 31, 2008, the Company acquired Gateway Financial Holdings, Inc., the parent company for Gateway Bank & Trust. Additionally, in the second quarter of 2008, the Company acquired Shore Financial Corporation, the parent company of Shore Bank. Upon the acquisitions, the Company's market expanded in the three states of Virginia, North Carolina and Maryland, representing twenty-one different counties. Bank of Hampton Roads, Shore Bank, and Gateway Bank & Trust will continue to operate in their markets under their existing names with the exception of Gateway locations in Chesapeake, Norfolk, Suffolk, and Virginia Beach, Virginia, which will operate under the Bank of Hampton Roads name after May 8, 2009. "Our management team is working tirelessly to integrate the systems and processes of the three companies, while continuing to provide our customers with the high level of service they and we expect," stated Gibson.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987; Shore Bank, which opened in 1961; and Gateway Bank & Trust Co., which opened in 1998. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates eighteen banking offices in the Hampton Roads region of southeastern Virginia. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Gateway Bank & Trust Co. serves Virginia and North Carolina through thirty-six banking offices. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance and investment products. Shares of the Company's common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Forward-Looking Statements

This press release may contain "forward-looking statements," within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Hampton Roads Bankshares, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

                    Hampton Roads Bankshares, Inc.
                         Financial Highlights
                             Unaudited

 (in thousands, except per share       First      Fourth       First
  data)                               Quarter     Quarter     Quarter
         Operating Results             2009        2008        2008
         -----------------          ----------  ----------  ----------

 Interest income                    $   39,531  $   13,610  $    9,404
 Interest expense                       13,457       5,039       4,018
                                    ----------------------------------
 Net interest income                    26,074       8,571       5,386
 Provision for loan losses               1,189         594         270
 Noninterest income                      6,457       1,264       1,221
 Noninterest expense                    19,866       5,671       4,116
 Income taxes                            4,109       1,225         760
                                    ----------  ----------  ----------
 Net income                              7,367       2,345       1,461
                                    ----------  ----------  ----------
 Preferred stock dividend &
  accretion of discount                  2,964          --          --
                                    ----------  ----------  ----------
 Net income available to common
  shareholders                           4,403       2,345       1,461
                                    ==========  ==========  ==========

          Per Share Data
          --------------
 Earnings per share:
  Basic                             $     0.20  $     0.18  $     0.14
  Diluted                                 0.20        0.18        0.14
 Common dividends declared                0.11        0.11        0.11
 Book value per common share              9.55        9.70        7.20
 Book value per common share -
  tangible                                5.20        5.18        7.20

    Balance Sheet at Period-End
    ---------------------------

 Total assets                       $3,090,724  $3,085,711  $  583,268
 Total loans                         2,611,078   2,604,590     484,681
 Total securities                      168,722     177,432      32,219
 Intangible assets                      94,765      98,367          --
 Total deposits                      2,286,173   2,296,146     453,151
 Total borrowings                      436,072     429,588      48,000
 Shareholders' equity                  347,861     344,809      74,631
 Shareholders' equity - tangible       253,096     246,442      74,631
 Common shareholders' equity           208,168     211,267      74,631
 Common shareholders' equity -
  tangible                             113,403     112,900      74,631

          Daily Averages
          --------------

 Total assets                       $3,116,033  $  926,355  $  573,611
 Total loans                         2,625,115     801,954     480,646
 Total securities                      172,736      40,340      45,571
 Intangible assets                      87,087      30,695          --
 Total deposits                      2,232,180     663,274     442,813
 Total borrowings                      511,495     142,664      49,484
 Shareholders' equity                  342,059     109,618      74,108
 Shareholders' equity - tangible       254,972      78,923      74,108
 Common shareholders' equity           208,007     109,618      74,108
 Common shareholders' equity -
  tangible                             120,920      78,923      74,108
 Interest-earning assets             2,807,329     848,364     544,239
 Interest-bearing liabilities        2,506,111     684,566     400,053

                                       First      Fourth       First
                                      Quarter     Quarter     Quarter
         Financial Ratios              2009        2008        2008
         ----------------           ----------  ----------  ----------

 Return on average assets                 0.96%       1.01%       1.02%
 Return on average common equity          8.58%       8.51%       7.93%
 Return on average common equity -
  tangible                               14.77%      11.79%       7.93%
 Net interest margin                      3.77%       4.02%       3.98%
 Efficiency ratio                        61.07%      57.66%      62.30%
 Tangible common equity to tangible
  assets                                  3.79%       3.78%      12.80%

     Allowance for Loan Losses
    --------------------------

 Beginning balance                  $   51,218  $    8,692  $    5,043
 Provision for losses                    1,189         594         270
 Charge-offs                              (398)       (172)         --
 Recoveries                                189          44           7
 Allowance acquired through merger          --      42,060          --
                                    ----------  ----------  ----------
 Ending balance                         52,198      51,218       5,320
                                    ==========  ==========  ==========

 Nonperforming Assets at Period-End
 ----------------------------------

 Nonaccrual loans - acquired(1)     $   76,335  $   31,302  $       --
 Nonaccrual loans - all other           10,167       1,583       1,454
                                    ----------  ----------  ----------
 Total nonaccrual loans                 86,502      32,885       1,454
 Loans 90 days past due and still
  accruing interest                      6,110       3,219         390
 Other real estate owned                 5,981       5,092          --
                                    ----------  ----------  ----------
 Total nonperforming assets             98,593      41,196       1,844
                                    ==========  ==========  ==========

       Asset Quality Ratios
       --------------------

 Annualized net chargeoffs
  (recoveries) to average loans           0.03%       0.06%      -0.01%
 Nonperforming assets to total
  assets                                  3.19%       1.34%       0.32%
 Allowance for loan losses to total
  loans                                   2.00%       1.97%       1.10%

  Composition of Loan Portfolio at
            Period-End
  --------------------------------

 Commercial                         $  443,103  $  451,426  $  108,757
 Construction                          883,972     897,288     164,834
 Real-estate commercial                689,844     673,351     159,298
 Real-estate residential               546,057     533,824      41,372
 Installment                            49,275      50,085      10,556
 Deferred loan fees and related
  costs                                 (1,173)     (1,384)       (136)
                                    ----------  ----------  ----------
 Total loans                         2,611,078   2,604,590     484,681
                                    ==========  ==========  ==========

            Other Data
            ----------

 Number of employees (full-time
  equivalent)                              697         765         138
 Number of full service offices             62          62          18
 Number of loan production offices           2           2          --
 Number of ATM's                            75          83          21

 (1) Represents acquired loans which were recorded at their estimated present values at the acquisition date.

CONTACT:  Hampton Roads Bankshares, Inc.
          Tiffany K. Glenn, Executive Vice President, Investor
           Relations Officer
          (757) 217-1000